Exhibit 4.3
Registered Certificate No.: [   ]
SOUFUN HOLDINGS LIMITED
(Incorporated under the laws of the Cayman Islands)
SHARE CERTIFICATE
PRINCIPAL REGISTER: THE CAYMAN ISLANDS
THIS IS TO CERTIFY THAT THE UNDER-MENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID AND NONASSESSABLE CLASS B ORDINARY SHARES, WITH PAR VALUE OF HK$1.00 PER SHARE AS DETAILED BELOW IN THE CAPITAL OF THIS COMPANY, SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY.
[     ]
NUMBER OF SHARES: [    ]
GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON [     ]
For and on behalf of
Butterfield Fulcrum Group (Cayman) Limited
As the Share Registrar for SOUFUN HOLDINGS LIMITED
No transfer of any of the Shares comprised in this Certificate will be recognised without the production of this Certificate.